Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Extended Stay America, Inc. and ESH Hospitality, Inc., of our reports dated February 26, 2015, relating to the consolidated financial statements and financial statement schedule of ESH Hospitality, Inc. and subsidiaries, and the effectiveness of ESH Hospitality, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Extended Stay America, Inc. and ESH Hospitality, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

June 5, 2015